Exhibit 99.1

From:	David Harvey, Chairman	For questions, contact:
	Jai P Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

November 14, 2006

SIGMA-ALDRICH (NASDAQ:SIAL) DECLARES STOCK AND CASH DIVIDENDS

ST. LOUIS – At the Board of Directors meeting held today, the Directors declared a 100% stock dividend by authorizing the issuance of one additional share of common stock for each share held as of the record date of December 15, 2006. This stock dividend will be paid on January 2, 2007.

The Directors also declared a quarterly cash dividend of $.21 per share. The cash dividend will be paid on December 15, 2006 to shareholders of record on December 1, 2006.

About Sigma - Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.